MuniEnhanced Fund, Inc.

File No. 811-5739

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Michael G. Clark, a Senior Vice President of the Investment Adviser to the Registrant is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 4 should have been filed on his behalf by March 10, 2000; however a late filing was executed on July 6, 2000.